Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

June 1, 2012

NetSpend Holdings, Inc.
701 Brazos Street, Suite 1300
Austin, Texas 78701-2582

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NetSpend Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of 2,000,000 shares of Common Stock, $0.001 par value per share (the “Shares”), pursuant to the NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

ALS